                                                                    EXHIBIT 2.8




                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                   O.R. ESTMAN, INC. D/B/A SATELLITE PAGING,

                    DANA PAGING, INC. D/B/A MESSAGE NETWORK,

                              BERTRAM M. WACHTEL,

                               EDWARD R. DAVALOS,

                              KEVAN D. BLOOMGREN,

                                      AND

                                METROCALL, INC.

                         Dated as of February 28, 1996

 Information has been deleted pursuant to request for confidential treatment.

                               TABLE OF CONTENTS

SCHEDULES  ................................................................................. iv

ARTICLE 1  DEFINITIONS .....................................................................  1

ARTICLE 2  PURCHASE AND SALE OF ASSETS .....................................................  4
  2.1 Conveyance of Assets..................................................................  4
  2.2 Excluded Assets.......................................................................  5
  2.3 Liabilities...........................................................................  6
  2.4 Excluded Liabilities..................................................................  6

ARTICLE 3  CLOSING..........................................................................  7
  3.1 Determination of Closing Date.........................................................  7
  3.2 Place of Closing......................................................................  7
  3.3 Closing Documents.....................................................................  7

ARTICLE 4  PURCHASE PRICE, METHOD OF PAYMENT,ALLOCATION OF PURCHASE PRICE...................  8
  4.1 Purchase Price for Assets.............................................................  8
  4.2 Allocation of the Purchase Price......................................................  8
  4.3 Preliminary Closing Adjustment........................................................  9
  4.4 Post-Closing Adjustment to the Purchase Price.........................................  9
  4.5 Escrow Agreement...................................................................... 11
  4.6 Information has been deleted pursuant to request for confidential treatment........... 11

ARTICLE 5  REPRESENTATIONS AND WARRANTIES .................................................. 12
  5.1 Representations and Warranties of the Seller.......................................... 12
  5.2 Representations and Warranties of the Buyer........................................... 19

ARTICLE 6  CONDUCT PRIOR TO CLOSING ........................................................ 20
  6.1 Filing of Assignment Applications..................................................... 20
  6.2 Antitrust Laws and the Seller......................................................... 20
  6.3 Antitrust Laws and the Buyer.......................................................... 21
  6.4 Access to Information Concerning Seller's Business.................................... 21
  6.5 Confidentiality....................................................................... 22
  6.6 Control of the Seller's Business...................................................... 22
  6.7 The Seller's Pre-Closing Covenants.................................................... 22
  6.8 The Buyer's Pre-Closing Covenants..................................................... 24

  6.9 No Solicitation of Offers............................................................. 24
  6.10    Risk of Loss...................................................................... 24

ARTICLE 7  COVENANTS RELATING TO EMPLOYMENT AND EMPLOYEE MATTERS............................ 25
  7.1 Offer of Employment................................................................... 25
  7.2 Wage and Withholding Reporting Obligations............................................ 25

ARTICLE 8  CONDITIONS PRECEDENT............................................................. 26
  8.1 Conditions Precedent to Obligations of Parties........................................ 26
  8.2 Conditions Precedent to Obligations of the Buyer...................................... 26
  8.3 Conditions Precedent to the Obligations of the Seller and the
      Stockholders.......................................................................... 28
  8.4 Waiver of Conditions.................................................................. 29

ARTICLE 9  TERMINATION AND DEFAULT.......................................................... 29
  9.1 General. ............................................................................. 29
  9.2 Procedure Upon Termination............................................................ 30
  9.3 Effect of Termination................................................................. 30
  9.4 Disposition of First Deposit Upon Termination......................................... 30

ARTICLE 10  POST-CLOSING TRANSACTIONS....................................................... 30
  10.1    Transition........................................................................ 30
  10.2    Access to Books and Records....................................................... 31
  10.3    Assignment and Further Assurances................................................. 31
  10.4    Non-Competition and Non-Interference.............................................. 31
  10.5    Confidentiality of Customer Lists................................................. 32

ARTICLE 11  INDEMNIFICATION AND SURVIVAL.................................................... 33
  11.1    Indemnification by the Seller..................................................... 33
  11.2    Indemnification by the Buyer...................................................... 34
  11.3    Claims for Indemnification........................................................ 34
  11.4    Defense by Indemnifying Party..................................................... 34
  11.5    Manner of Indemnification......................................................... 35
  11.6    Survival of Representations and Warranties........................................ 35
  11.7    Limitation of Liability........................................................... 35

ARTICLE 12  MISCELLANEOUS................................................................... 36
  12.1    Brokers........................................................................... 36
  12.2    Notices........................................................................... 36

  12.3    Expenses of Transfer........................................... 37
  12.4    Assignment..................................................... 38
  12.5    Counterparts................................................... 38
  12.6    Entire Agreement............................................... 38
  12.7    Governing Law.................................................. 38
  12.8    Headings....................................................... 38
  12.9    Severability................................................... 39
  12.10   Modification and Amendment..................................... 39
  12.11   Waiver......................................................... 39
  12.12   Parties Obligated and Benefited................................ 39
  12.13   Attorneys' Fees................................................ 39
  12.14   Rights to Specific Performance................................. 39
  12.15   Actions........................................................ 39
  12.16   Terms.......................................................... 40
  12.17   Construction................................................... 40

                                   SCHEDULES


Schedule 1.19        Pro Forma Defined Operating Cash Flow
Schedule 1.25        Office Locations
Schedule 1.29        Liabilities Included in Calculation of Working Capital Adjustment
Schedule 2.1         Assets
Schedule 2.3         Liabilities
Schedule 4.2         Allocation of Purchase Price
Schedule 4.4(a)      Specified Accounting Principles
Schedule 4.4(b)      Capital Expenditures From January 1, 1996 to Date
Schedule 4.5         Escrow Agreement
Schedule 5.1.4(a)    Licenses; Actions
Schedule 5.1.5       Existing Liens
Schedule 5.1.6       Tax Audits and Waivers
Schedule 5.1.7       Litigation
Schedule 5.1.10      Proforma Financial Information; Variations from GAAP
Schedule 5.1.11      Real Property; Exceptions to Title
Schedule 5.1.14      Contracts
Schedule 5.1.15      Transferability of Contract Rights
Schedule 5.1.16      Personnel Benefits; Bonuses
Schedule 5.1.18      Transactions with Affiliates
Schedule 8.2.4       Form of Opinion of Seller's Counsel
Schedule 8.3.4       Form of Opinion of Buyer's Counsel
Schedule 11.7        Ownership Interests of the Stockholders

                            ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of February 28, 1996, by and among O.R. ESTMAN, INC., a New Jersey corporation D/B/A SATELLITE PAGING ("Satellite"), DANA PAGING, INC., a Florida corporation D/B/A MESSAGE NETWORK ("Message Network," and collectively with Satellite, the "Seller"), BERTRAM M. WACHTEL, EDWARD R. DAVALOS and KEVAN D. BLOOMGREN (collectively the "Stockholders" and individually a "Stockholder"), and METROCALL, INC., a Delaware corporation (the "Buyer").

                              W I T N E S S E T H:

         Seller is engaged in the radio paging business and related businesses. Buyer wishes to purchase, and Seller wishes to sell, certain of Seller's assets and properties as hereinafter described relating to the Seller's Business.

         In consideration of the foregoing and of the covenants, agreements, representations and warranties hereinafter contained, and intending to be legally bound, Seller and Buyer hereby agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

         As used herein, the following terms shall have the following meanings:

         1.1 Affiliate means, as to a Stockholder or a Seller, any entity that is controlled by, under common control with, or controlling the Seller or a Stockholder (other than the other Seller) and as to a Stockholder, any spouse, parent, child, spouse of a child, sibling or spouse of a sibling of such Stockholder.

         1.2 Assets means the Assets as such term is defined in Article 2 hereof.

         1.3 Assignment Applications means the applications to be jointly prepared by the Seller and the Buyer and filed with the FCC and/or any PUC requesting its written consent to the assignment or transfer of control of the Licenses from the Seller to the Buyer.

         1.4 Capital Expenditures means the acquisition by purchase, lease, or otherwise of buildings, equipment, leased pagers or other tangible or fixed assets capitalized on the books of the Seller, all in accordance with GAAP (defined in Section 4.3).

         1.5 Closing means the consummation of the sale and purchase of the Assets in accordance herewith by the assignment and conveyance thereof by the Seller to the Buyer, and the payment by the Buyer to the Seller of the portion of the Purchase Price to be paid at the Closing.

         1.6 Closing Date means the date and time on which the Closing occurs, as provided by Section 3.1.

         1.7 Confidential Information means all data and information which the Seller and its agents and representatives make available to the Buyer, its agents, or representatives in accordance with this Agreement prior to Closing and which:

                 (a) is not information which is a matter of public knowledge or which has heretofore been or is hereafter made available, without any requirement of confidentiality, with the Seller's consent to third parties other than the Buyer, its agents, or representatives, or filed as public information with any governmental authority other than as a result of a breach of the covenant set forth in Section 6.5 hereof; and

                 (b) is proprietary information relating to the Seller's Business or the Transaction.

         1.8     DOJ means the United States Department of Justice.

         1.9 Environmental Laws. Environmental laws shall mean the Resource Conservation and Recovery Act of 1976, U.S.C. Section Section 6901-6987, as amended by the Hazardous and Solid Waste Amendments of 1984, the Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Section Section 9601-9657, the Hazardous Materials Transportation Act of 1975, 49 U.S.C. Section Section 1801-1812, the Toxic Substances Control Act, the Clean Air Act, 42 U.S.C. Section Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section Section 136 et seq., the Clean Water Act, 33 U.S.C. Section Section 1251 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section Section et seq., and any substantially similar state or local environmental laws.

         1.10 Excluded Assets shall have the meaning given in Section 2.2 hereof.

         1.11    FCC means the Federal Communications Commission.

         1.12 Final Order means an action by the FCC or any PUC asserting authority over this transaction granting its consent and approval to the assignment or transfer of control of the Licenses or the Transaction that has not been reversed, stayed, enjoined, set aside, annulled or suspended and with respect to which no action, request for stay, petition for review or rehearing, reconsideration or appeal is pending, and as to which the time for filing any request, petition, or appeal has expired and the time for agency action to set aside its consent on its own motion has expired.

         1.13    FTC means the Federal Trade Commission.

         1.14 Hazardous Substance means any pollutant, contaminant, chemical, industrial, toxic, hazardous, or noxious substances or waste which is regulated by any governmental authority under any Environmental Law.

         1.15 Liabilities means all debts, claims, liabilities, obligations, damages, and expenses of the Seller of every kind and nature, whether known, unknown, contingent, absolute, determined, indeterminable, or otherwise.

         1.16 Licenses means and includes with respect to the Seller's Business all licenses, permits, franchises and authorizations issued by the FCC and/or any PUC, and/or other relevant government agencies (including pending applications for any of the foregoing), for the construction or operation of the Seller's Business, including all renewals and extensions thereof and all additional licenses, permits, franchises, and authorizations obtained or applied for by the Seller from the date of this Agreement to the Closing Date.

         1.17 Lien means any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind.

         1.18 Material Adverse Effect or Material Adverse Change means any change or effect that is, or is reasonably likely to be, materially adverse to the business, financial condition, assets, liabilities or results of operations of the Seller's Business, other than a change in national economic conditions or which affects the paging industry generally.

         1.19 Pro Forma Defined Operating Cash Flow means for the period from January 1, 1996 through the Closing Date, the net income of the Seller for such period, determined on a consolidated basis and before extraordinary and nonrecurring items and gain or loss on disposal of capital assets, plus any amount of interest expense, federal and state income taxes, depreciation and amortization deducted, less any amount of interest income included in determining such income, and plus all of Seller's expenses deducted in determining such earnings that shall not be assumed or survive the Closing, within the categories set forth on Schedule 1.19 and to the extent incurred from January 1, 1996 through the Closing Date.

         1.20 Pro Forma Net Revenue means the Seller's total paging operations revenue less only the Seller's actual cost of pagers and accessories sold.

         1.21 PUC means a Public Utilities Commission, or any substantially similar state regulatory agency of any state which exercises jurisdiction over the Seller or the Seller's Business.

         1.22    Purchase Price shall have the meaning set forth in Section
4.1.

         1.23    Purchase Price Adjustment shall have the meaning set forth in
Section 4.3 hereof.

         1.24 Real Property means all Assets consisting of interests in real property, including, without limitation, appurtenances, improvements, and fixtures located on such real property, leasehold interests therein and any other interests in real property.

         1.25 Seller's Business means the radio paging and related businesses of the Seller and its Subsidiaries, the principal places of business of which are in Fairfield, New Jersey and Boca Raton, Florida, and at its or their branch offices as set forth in Schedule 1.25, attached hereto.

         1.26 Subscribers shall mean all pagers for which service has not been permanently terminated by the Seller. The term Subscriber shall expressly include any pager for which service has been only temporarily suspended by the Seller. The term Subscriber shall expressly exclude pagers permanently terminated by the Seller for non-payment, those for which a notice of cancellation has been received by the Seller from the customer, and those pagers with a delinquent balance (not in reasonable dispute) for services previously rendered which balance is more than ninety days past due, except that those pagers associated with governmental and historically slow-paying accounts will not be excluded by reason of delinquent balances more than ninety days past due provided that they are paying regularly and that their balances are not more than 30 days more delinquent than their payment history.

         1.27 To Seller's Knowledge or To the Knowledge of the Seller with respect to a fact or matter shall mean knowledge of any executive officer of the Seller. For such purposes, such persons shall be conclusively deemed to have knowledge of any fact or matter that would have or should have come to the attention of such persons in the course of discharging their duties in a reasonable and prudent manner consistent with sound business practice.

         1.28 Transaction means the assignment of the Licenses and the sale of the Assets subject to the obligations and conditions set forth herein.

         1.29 Working Capital Adjustment shall mean, as of a date, the consolidated current assets of the Seller (not including the assets received from the sale of the Assets contemplated by this Agreement) (but including all accounts receivable less (i) the amount of any accounts receivable that have been outstanding for a period of at least 90 days (other than governmental and historically slow-paying accounts, provided that they are paying regularly and that their balances are not more than 30 days more delinquent than their payment history) and (ii) a reasonable reserve for uncollectibles in respect of all other accounts receivable, based upon the Seller's historical collection rate) minus the consolidated current liabilities of the Seller set forth in
Schedule 1.29. Any liabilities included in the calculation of the Working Capital Adjustment and set forth in Schedule 1.29 as of the Closing Date shall be deemed Assumed Liabilities

                                   ARTICLE 2
                          PURCHASE AND SALE OF ASSETS

         2.1     CONVEYANCE OF ASSETS.

         In exchange for the consideration specified herein and upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Buyer will purchase from the Seller and the Seller will sell, convey, transfer, assign, and deliver up to the Buyer on an "as-is," "where is" basis and without warranty except as expressly provided by this Agreement, all of Seller's right, title and interest in all assets, properties and rights of the Seller, of every type and description, real, personal and mixed, tangible and intangible, known or unknown, fixed or unfixed, choate or inchoate, accrued, absolute, contingent or otherwise, wherever located and whether or not reflected on the books and records of the Seller, and used or held for use in connection with the Seller's Business at any time prior to the date hereof, together with additional assets acquired in the ordinary course of business from the date hereof to the Closing Date (all such assets, properties and rights are hereinafter collectively referred to as the "Assets"). A list of such Assets is attached hereto as Schedule 2.1 and includes, without limitation: (a) all capitalized equipment and other fixed assets used in the Seller's Business; (b) the corporate logos, tradenames, trademarks, copyrights, customer lists and goodwill of the Seller and any other intellectual property owned by or licensed to the Seller; (c) the Licenses; (d) all accounts receivable of the Seller; (e) contract rights; (f) all items of inventory and supplies owned by the Seller;
(g) the Real Property; and (h) books and records (whether in hard copy or computerized) kept in the ordinary course and reasonably necessary for the continued conduct of the Seller's Business, other than minute books and similar official corporate records.

         2.2     EXCLUDED ASSETS.

         Notwithstanding Section 2.1 above, the Seller is not selling, transferring, or conveying to the Buyer any of the following all of which are hereinafter referred to as "Excluded Assets":

                 (a) The Seller's original corporate minute books and stock records and any other books and records the Seller is required by law to retain after consummation of the Transaction for itself, but not any books and records described in Section 2.1 above; provided, however, that copies of any such books and records that are Excluded Assets and that reasonably relate to the Seller's Business or the Assets shall be transferred and conveyed to the Buyer as part of the Assets.

                 (b) any claim for reimbursement or indemnification or any claim for damages of any nature which has arisen or will arise out of the Seller's Business prior to the Closing Date, including any claim of the Seller associated with litigation described in Schedule 5.1.7;

                 (c) all rights, claims, credits, causes of action or rights of set-off relating to or arising out of Excluded Assets;

                 (d) all rights to tax refunds and other tax attributes (including the right to use net operating losses ("NOL's") to which the Seller is entitled arising out of or relating to the Seller's Business prior to the Closing Date, including the rights to use any NOL carry-forward, and excluding any refunds attributable to taxes for which the Buyer is responsible pursuant to this Agreement;

                 (e) any Assets sold or otherwise disposed of in the ordinary course of business from the date hereof to the Closing Date;

                 (f) insurance policies, proceeds or claims relating to the operation of the Seller's Business prior to the Closing;

                 (g) any material contracts, oral or written, to which the Seller is a party, including contracts set forth in Schedules 5.1.14 and 5.1.18, and as to which the Buyer notifies the Seller, within 30 days after the date of this Agreement, that the Buyer does not intend to assume; and

                 (h) the Seller's corporate names "O.R. Estman, Inc." and "Dana Paging, Inc."

         2.3     LIABILITIES.

         On and after the Closing Date, the Buyer shall assume those Liabilities set forth in Schedule 2.3 attached hereto, including any current liabilities used to calculate the Working Capital Adjustment (the "Assumed Liabilities").

         2.4     EXCLUDED LIABILITIES.

         Except for Assumed Liabilities specifically set forth in Section 2.3, the Buyer shall not be required to assume, pay, fulfill, perform or otherwise discharge any liabilities or obligations of the Seller. Without limiting the generality of the foregoing, the Buyer shall not assume or be liable for and the Seller shall indemnify the Buyer against and hold the Buyer harmless from any of the following liabilities or obligations (herein referred to as "Excluded Liabilities"):

                 (a) any of the Seller's liabilities or obligations under this Agreement and the other agreements with the Buyer contemplated hereby (it is understood that this Section 2.4(a) is not intended to expand or alter the parties' respective rights under such other agreements.);

                 (b) any of the Seller's liabilities or obligations for expenses or fees incident to or arising out of the negotiation, preparation, approval, or authorization of this Agreement or the consummation (or preparation for the consummation) of the transactions contemplated hereby, including without limitation, brokers', attorneys' and accountants' fees;

                 (c) any liability or obligation of the Seller, at any time, prior to the Closing, with respect to federal, state, local or foreign taxes; and any liability for interest, penalties or additions to any of such taxes (except prorated taxes);

                 (d) any liabilities or obligations in connection with any facilities formerly used by the Seller's Business which are not included in the Assets;

                 (e) any obligations or liabilities which relate to any group health plan, bonus, retirement, retiree, disability, pension, profit sharing, stock bonus, thrift, severance, incentive, deferred or other compensation, welfare benefit, or other plan, program or arrangement with respect to any employee, former employee or beneficiary of such employee or former employee, of the

                          Seller or any person that, together with the Seller, would be treated as a single employer under Section 414 of the Internal Revenue Code;

                 (f) any liability or obligation of the Seller which relates to the Excluded Assets;

                 (g) any liability or obligation arising out of the operation of the Seller's Business before Closing;

                 (h) costs and damages arising out of the litigation described on Schedule 5.1.7; and

                 (i) any other liability or obligation of the Seller not specifically assumed by the Buyer under Section 2.3 hereof.

                                   ARTICLE 3
                                    CLOSING

         3.1     DETERMINATION OF CLOSING DATE.

         Subject to the satisfaction or waiver of the conditions set forth in
Article 8, the Closing shall occur on or before the fifth banking day after the later to occur of: (a) the consents of the FCC and any required PUC to the Assignment Applications becoming Final Orders, or (b) if applicable, the expiration of the waiting period pertaining to the purchase of the Assets under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Antitrust Improvements Act"); but in no event later than January 31, 1997.
The parties may mutually agree to waive the requirement that any FCC or PUC consent shall have become a Final Order. If Closing does not occur on or before January 31, 1997, this Agreement shall be terminable in accordance with the provisions set forth in Article 9 hereof. The parties shall endeavor to hold the Closing on the last day of a calendar month.

         3.2     PLACE OF CLOSING.

         The Closing shall take place at the offices of Piper & Marbury L.L.P., 36 South Charles Street, Baltimore, Maryland 21201 at 10:00 a.m. or at such other place agreed to by the Seller and the Buyer. The physical presence of any party or their representatives shall not be a required condition of the Closing if such party has performed all acts and delivered to an escrow agent all items and documents necessary for the Closing, together with written instructions of the party which permit such escrow agent to complete the obligations of the party in connection with the Closing.

         3.3     CLOSING DOCUMENTS.

         The Seller shall sell the Assets by delivering to the Buyer at the Closing appropriately executed assignments, bills of sale, endorsements, releases, termination statements, consents and other documents and instruments of transfer necessary to transfer to the Buyer good and marketable title to the Assets, except as set forth in Schedule 5.1.11, and free and clear of all Excluded Liabilities (the "Closing Documents"). Likewise, the Buyer shall purchase the Assets by delivery to the Seller at the place and time of Closing, payments as provided herein, and all other documents necessary to carry out the Buyer's obligations hereunder including the assumption of the Assumed Liabilities as provided herein.

                                   ARTICLE 4
                       PURCHASE PRICE, METHOD OF PAYMENT,
                          ALLOCATION OF PURCHASE PRICE

         4.1     PURCHASE PRICE FOR ASSETS.

         Subject to and upon the terms and conditions set forth herein, the Buyer shall pay to the Seller aggregate cash consideration in the amount of Twenty Eight Million Dollars ($28,000,000) (the "Purchase Price"), payable as follows:

                 (a) Within seven (7) business days after the execution of this Agreement by all parties, the Buyer shall deliver the sum of One Million Dollars ($1,000,000) (together with all interest and other income accruing thereon, the "First Deposit") in escrow as provided by the Escrow Agreement (defined in Section 4.5) and as otherwise agreed by the parties pending the execution of the Escrow Agreement;

                 (b) At the Closing, the First Deposit shall remain in escrow as provided by the Escrow Agreement, and the Buyer shall deliver such additional sum as shall be required to deposit a total of Two Million Five Hundred Thousand Dollars ($2,500,000) (together with all interest and other income accruing thereon, the "Second Deposit") in escrow as provided by the Escrow Agreement; and

                 (c) At the Closing, the Buyer shall pay the remainder of the Purchase Price, i.e., Twenty-Five Million Five Hundred Thousand Dollars ($25,500,000), by wire transfer of immediately available funds. The Purchase Price shall be subject to such further adjustments as are specified in Sections
4.3 and 4.4.

         4.2     ALLOCATION OF THE PURCHASE PRICE.

         The Purchase Price shall be allocated among the individual Assets and the non-competition and non-interference covenants set forth in Section 10.4 in accordance with the procedures set forth in Schedule 4.2. The parties acknowledge that the Purchase Price allocated to each of the Assets was negotiated and agreed to by each party, and there shall be no claim or basis for any cause of action by the Buyer or the Seller against any other party based upon or arising out of the allocation of the Purchase Price to any Asset.

         4.3     PRELIMINARY CLOSING ADJUSTMENT.

         Not less than five days prior to the Closing Date the Seller shall prepare and deliver to the Buyer (a) an unaudited balance sheet of the Seller as of the last day of the month immediately preceding the Closing for which financial information is available (the "Preliminary Closing Balance Sheet");
(b) a calculation of the Working Capital Adjustment as of such date (the "Preliminary Working Capital Adjustment"); and (c) an estimate of the Purchase Price, adjusted as provided by Section 4.4(b), as of such date. At the Closing, in addition to the payments required pursuant to Section 4.1, the Buyer shall pay to the Seller the amount of the Preliminary Working Capital Adjustment by wire transfer of immediately available funds.

         4.4     POST-CLOSING ADJUSTMENT TO THE PURCHASE PRICE.

                 (a) (i) Within 60 days after the Closing Date, the Seller shall prepare and deliver to the Buyer an unaudited pro forma income statement of the Seller for the period from January 1, 1996 through the Closing Date (the "Closing Income Statement"), including the Pro Forma Net Revenue and Pro Forma Defined Operating Cash Flow, and a balance sheet of the Seller as of the Closing Date (the "Closing Balance Sheet") and a calculation of the Working Capital Adjustment as of the Closing Date. The Closing Income Statement and Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles ("GAAP"), except the Closing Income Statement and Closing Balance Sheet shall reflect or not reflect, as the case may be, the accounting principles, reserves and items set forth in Schedule 4.4(a). Schedule 4.4(a) also sets forth any material variations from GAAP used in preparing the statements and balance sheets described in this Section.

                          (ii)  The Closing Income Statement shall be final and
binding on the parties unless the Buyer objects, by giving written notice within 45 days after the Buyer's receipt of the Closing Income Statement, to any items in the Closing Income Statement or the computation of Pro Forma Net Revenue or Pro Forma Defined Operating Cash Flow. The Buyer shall have the right to cause its accountants to conduct certain procedures specified by the Buyer with respect to the accounts and records of the Seller in order to confirm the Seller's determination of the Closing Income Statement and the Closing Balance Sheet. The Closing Balance Sheet shall be final and binding on the parties unless the Buyer objects, by giving written notice within 45 days after the Buyer's receipt of the Closing Balance Sheet, to any items in the Closing Balance Sheet or the calculation of the Working Capital Adjustment as of the Closing Date. Such notice or notices shall state in reasonable detail the item or items in dispute, and shall state the amount, if any, of any adjustment that should be made to the Closing Income Statement, the Closing Balance Sheet or the Working Capital Adjustment as of the Closing Date.

                          (iii)  In the event of a dispute, Buyer and Seller
will use their reasonable efforts to resolve any such dispute and any resolution by them shall be final and binding on them. If Buyer and Seller do not resolve any such dispute within 30 days after receipt by Buyer of Seller's written notice of dispute, then Buyer and Seller shall, within five business days, submit any such unresolved dispute to the Roseland, New Jersey office of Arthur Andersen LLP (the "Accountant") which firm shall, within 30 days of such submission, resolve such remaining dispute and such resolution shall be binding and conclusive on the parties. The fees and expenses of the Accountant shall be shared equally by Buyer and Seller. If issues in dispute are submitted to the Accountant for resolution, each party will furnish to the Accountant such workpapers and other documents and information relating to the disputed issues as the Accountant may request and are available to that party, and each party will be afforded the opportunity to present to the Accountant any material relating to the determination and to discuss the determination with the Accountant. The determination by the Accountant of the Closing Income Statement, including the Pro Forma Net Revenue and Pro Forma Defined Operating Cash Flow, and Closing Balance Sheet, including the Working Capital Adjustment as of the Closing Date, as set forth in a notice delivered by the Accountant to both parties will be final and binding on the parties.

                 (b) The Purchase Price shall be subject to the following post-closing adjustments:

                          (i)     The Purchase Price shall be reduced by an
amount equal to the greatest of the following:

                                  (A)  The product of (1) the shortfall, (if
any) between the actual number of the Seller's Subscribers on the Closing Date and 104,724, multiplied by (2) $254;

                                  (B)  The product of (1) the shortfall (if
any) between the Seller's Pro Forma Net Revenue (annualized) and $9,962,547, multiplied by (2) 2.67; or

                                  (C)  The product of (1) the shortfall (if
any) between the Seller's Pro Forma Defined Operating Cash Flow (annualized) and $3,325,000, multiplied by (2) 8.

                          (ii)  If, but only if, the Closing occurs on or after
September 1, 1996 and if all of the "Minimum Conditions" (defined below) are satisfied, the Purchase Price shall be increased by an amount equal to the greatest of the following:

                                  (A)  The product of (1) the excess (if
any) of the actual number of the Seller's Subscribers on the Closing Date over 115,748, multiplied by (2) $254;

                                  (B)  The product of (1) the excess (if
any) of the Seller's Pro Forma Net Revenue (annualized) over $11,011,236, multiplied by (2) 2.67;

                                  (C)  The product of (1) the excess (if
any) of the Seller's Pro Forma Defined Operating Cash Flow (annualized) over $3,675,000, multiplied by (2) 8.

         The "Minimum Conditions" will be satisfied if (A) the actual number of the Seller's paging subscribers on the Closing Date is at least 110,236, (B) the Seller's Pro Forma Net Revenue (annualized) is at least $10,486,892 and (C) the Seller's Pro Forma Defined Operating Cash Flow (annualized) is at least $3,500,000.

                          (iii)  The Purchase Price shall be increased by the
excess, if any, of the Working Capital Adjustment as of the Closing Date over the Preliminary Working Capital

Adjustment. The Purchase Price shall be reduced by the excess, if any, of the Preliminary Working Capital Adjustment over the Working Capital Adjustment as of the Closing Date.

                          (iv)  The Purchase Price shall be increased by the
amount of any Capital Expenditures made by the Seller in connection with the Seller's Business (A) during the period commencing with January 1, 1996 and ending on the day immediately preceding the date of this Agreement, as set forth on Schedule 4.4(b); and (B) during the period commencing with the date of this Agreement and ending on the Closing Date; provided, however, that any expenditure which exceeds $5,000 and any expenditures, regardless of size which, in the aggregate with all prior expenditures, would cause the total adjustment under this subsection (B) to exceed $50,000, in either case exclusive of the leasing of pagers in the ordinary course of the Seller's business, will only be included if such expenditure has been approved in advance in writing by the Buyer, such approval not to be unreasonably withheld.

                          (v)  The net adjustment to the Purchase Price
resulting from the adjustments described in this Section 4.3(b) is referred to herein as the "Purchase Price Adjustment."

                 (c) The Purchase Price Adjustment shall be determined and paid on the fifth day following final determination of the Closing Income Statement and the Closing Balance Sheet. All payments pursuant to Section 4.4 shall be made by wire transfer of immediately available funds and shall be accompanied by accrued interest (compounded monthly) from the Closing Date to the date of payment at a rate equal to the Prime Rate. The term "Prime Rate" means the rate published in the "Money Rates" column of The Wall Street Journal as a guide to the Prime Rate, which is currently defined as the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks. If a range is published, the highest rate shall be the Prime Rate. The Prime Rate will increase or decrease each time and as of the date the Prime Rate changes.

         4.5     ESCROW AGREEMENT.

         Within seven (7) business days after the execution of this Agreement, the Seller and the Buyer shall enter into an Escrow Agreement in a form to be agreed upon (the "Escrow Agreement").

         4.6     Confidential Treatment has been requested for this section.

                                   ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES

         5.1     REPRESENTATIONS AND WARRANTIES OF THE SELLER.

         As of the date hereof and as of the Closing Date (unless another date or period of time is specifically stated herein for a representation or warranty), the Seller and each of the Stockholders jointly and severally represent and warrant to the Buyer as follows:

                 5.1.1 Qualification of the Seller. Satellite and Message Network are corporations duly organized, validly existing and in good standing under the laws of the State of New Jersey and the State of Florida, respectively. The Seller has all requisite corporate power and authority to own and operate the Seller's Business as it currently is being conducted, to own and lease the properties and assets owned or leased by it and to enter into this Agreement and perform the obligations hereunder. Each Seller is licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

                 5.1.2 Authorization and Validity of Agreement. The execution, delivery and performance by the Seller of this Agreement, the Closing Documents, and the other agreements, certificates, documents, and instruments contemplated hereby or referred to herein and the consummation by it of the Transaction contemplated hereby have been duly authorized by all necessary corporate action of the Seller. This Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution, and delivery hereof by the Buyer, is a legal, valid and binding obligation of the Seller, enforceable against the Seller, in accordance with its terms, except as and to the extent such enforceability may be subject to bankruptcy or similar laws affecting creditors rights.

                 5.1.3 No Violation of Law; No Approvals or Notices Required; No Conflict with Instruments to which the Seller is a Party. The Seller has complied with and is currently in compliance in all material respects with all laws, rules, regulations, ordinances, decrees, judgments, and orders (collectively, "Laws") applicable to the operation of its Business and the ownership of its assets. The execution, delivery and performance by the Seller of this Agreement and the consummation by it of the Transaction contemplated hereby: (i) will not violate (with or without the giving of notice or lapse of time or both) any Law applicable to the Seller or the Seller's Business, except for violations that would not, individually or in the aggregate, have a Material Adverse Effect; (ii) will not be in conflict with, or result in the breach of, or constitute a default under, or cause acceleration of the maturity of amounts outstanding or other obligations pursuant to, or require the consent of or give rise to any rights of first refusal of any third party under, any agreement or other instrument to which the Seller is a party or by which its properties or business is bound or affected; (iii) will not require any consent or approval of, or filing or notice to, any governmental or regulatory authority under any Law applicable to the Seller or the Seller's Business, except for (a) the Assignment Applications, (b) filing under the Antitrust Improvements Act, and (c) any consent, approval, filing or notice that would not, if not given or made, individually or in the aggregate, have a Material Adverse Effect; (iv) will not result in the creation of any Liens except Permitted Liens (as such term is defined in Section 5.1.5) upon any of the Assets, which Liens, in the aggregate with all other such Liens so created, would have a Material Adverse Effect; and
(v) will not violate any provision of the charter or bylaws of the Seller.

                 5.1.4    Licenses, Compliance with Law.

                          (a)  The Seller is the holder of the Licenses listed
in Schedule 5.1.4(a). The Licenses so listed constitute all of the Licenses issued or required by the FCC, any PUC, and all material Licenses and other authorizations issued by any other governmental agency that are required for and/or used in the operation of the Seller's Business as currently operated. Each of the Licenses is in full force and effect and, except as disclosed in
Schedule 5.1.4(a), the Seller is in compliance in all material respects with the terms and requirements thereof and all FCC, PUC and other governmental regulations pertaining thereto. The discrepancies listed in Schedule 5.1.4(a) do not and would not constitute a Material Adverse Effect. There is not pending or, to the Seller's Knowledge, threatened, any action, investigation, complaint or other proceeding by or before the FCC, any PUC or any other governmental agency to revoke, cancel, suspend, modify or refuse to renew, or otherwise relating to, any of the Licenses (except such actions, investigations, complaints, or other proceedings which relate to the paging industry generally and do not relate to any specific License). There is not issued, pending or, to the Seller's Knowledge, threatened, any notice of violation or complaint by the FCC, any PUC or any other governmental agency against the Seller with respect to the Seller's Business or the Transaction contemplated hereby.

                          (b)  Accurate and complete copies of all of the
Licenses have been delivered to the Buyer. Accurate and complete copies of all of the Licenses granted by the FCC and any PUC after the date hereof and prior to Closing, will be delivered to the Buyer by the Seller prior to the Closing Date. All of the Licenses previously delivered to the Buyer contain and, upon delivery to the Buyer as provided above, the Licenses granted by the FCC and any PUC after the date hereof and prior to Closing will contain no defect which would cause a Material Adverse Effect.

                          (c)  The Seller has complied with, and is in
compliance with, all federal, state, county, and local laws, regulations, and orders that are applicable to the Seller's Business, including, but not limited to, the rules and regulations of the FCC, the FAA, and the states and municipalities in which the Seller's Business is located, and has timely filed with the proper authorities all statements and reports required by the laws, regulations, and orders to which the Seller and the Seller's Business are subject, except where the failure to file or comply would not have a Material Adverse Effect. To the Seller's knowledge, none of the owners or lessors of any of the towers or structures on which the Seller leases transmitter site space has failed to comply in any material respect with any of the aforesaid laws, regulations, and orders of the FCC and the FAA.

                 5.1.5 Title to Properties, Liens and Encumbrances. Except as disclosed on Schedule 5.1.11, the Seller is the true and lawful owner of the Assets, has good and marketable title to the Real Property interests described in Schedule 2.1 (for those properties which, as indicated on Schedule 2.1, are owned by the Seller), holds by valid and subsisting lease or license those Real Property interests described on Schedule 5.1.11 that are not indicated on such Schedule to be owned by Seller, has good and marketable title to all of the other Assets (subject, with respect to the Licenses, to procuring the consent of the FCC and, if applicable, any PUC to the transfer or assignment of such Licenses as described in clause (iii)(a) of Section 5.1.3) in each case, free and clear of any Lien other than (a) Liens for taxes not yet delinquent, (b) Liens set forth in Schedule 5.1.5, (c) purchase money security interests securing liabilities that will be Assumed Liabilities after the Closing, and
(d) Liens and defects in title that are not, in the aggregate, material to the Seller's Business (the Liens identified in clauses (a), (c) and (d) above being herein referred to as "Permitted Liens"). The Seller has all necessary power and authority to sell the Assets to the Buyer free and clear of all Liens other than Permitted Liens. Upon delivery to the Buyer of the Closing Documents, on the Closing Date, the Seller will transfer good title to the Assets free and clear of any Liens, equities, covenants, and restrictions other than Permitted Liens which have been disclosed to the Buyer.

                 5.1.6 Taxes. With respect to the sales, excise or use taxes, property taxes, income taxes, state and federal income tax withholding, social security, and unemployment compensation taxes and all other taxes relating to the operation of the Seller's Business prior to Closing, the Seller has filed, or shall have filed, on or before the Closing Date, proper and timely tax returns with respect thereto except only for such returns as shall be final returns for the last tax period for each such tax, which returns shall be filed by the Seller on or before their respective due dates, as extended. All taxes, fees, and assessments of whatever nature due and payable by the Seller have been paid, except such amounts (i) as are being contested diligently and in good faith and are not in the aggregate material to the Seller's Business and
(ii) as relate to final returns described in the preceding sentence, which shall be paid by the Seller. Except as set forth on Schedule 5.1.6, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local, or foreign income tax return for any period, and except as set forth on Schedule 5.1.6, there are no tax audits pending.

                 5.1.7 Litigation. Except as described in Schedule 5.1.7, there is no litigation, claim, action, suit, proceeding or governmental investigation pending or, to the Seller's Knowledge, threatened against the Seller which (i) could reasonably be expected to have, individually or in the aggregate with all such other litigation, claims, actions, suits, proceedings and governmental investigations, a Material Adverse Effect or (ii) seeks to restrain or enjoin the consummation of the Transaction. The Seller is not in violation of any term of any judgment, decree, injunction or order outstanding against it, which violation could reasonably be expected to have, individually or in the aggregate with all such other violations, a Material Adverse Effect.

                 5.1.8 Insurance. The Seller maintains adequate insurance with respect to the Business, and the Seller is in compliance with all material requirements and provisions thereof.

                 5.1.9 Condition of System. All antennas, pager equipment, facilities and installations that are included in the Assets have in all material respects been constructed, completed and maintained in a proper manner, are in all material respects in good operating condition, ordinary wear and tear excepted, and are in all material respects operable.

                 5.1.10   Financial Statements.  Attached hereto as Schedule
5.1.10 are true and complete copies of the audited balance sheets of the Seller as of December 31, 1993 and 1994 and the unaudited balance sheets of the Seller as of December 31, 1995 (collectively, the "Balance Sheets"), and the related pro forma consolidated statements of operations and (except as to the December 31, 1995 Financial Statement) cash flows for each of the fiscal years in the three fiscal-year period ending December 31, 1995 (collectively, including the notes thereto, the "Financial Statements"). The Financial Statements are true and complete in all material respects, have been prepared in accordance with the books and records of the Seller and present fairly the financial position and the results of operations and cash flows of the Seller as of the dates or for the periods set forth therein. Schedule 5.1.10 sets forth the material variations from GAAP used in preparing the Financial Statements.

                 5.1.11 Interests in Real Property. The Seller does not have fee simple title to any Real Property. Schedule 5.1.11 attached hereto comprises a true and complete list and a brief description of all Real Property leased or otherwise used by the Seller which is material to the Seller's Business, including all structures thereon. Except as otherwise disclosed on
Schedule 5.1.11, the Seller has valid leasehold interests in the Real Property leased by the Seller and, with respect to other Real Property not leased by the Seller, the Seller has the right to use all such other Real Property which is material to the Seller's Business pursuant to the easements, licenses, rights-of-way or other rights described on Schedule
5.1.11. The documents listed on Schedule 5.1.11 by the Seller (the Seller's rights to which will be conveyed to the Buyer at the Closing as part of the Assets and which have been made available to the Buyer for review prior to the date hereof) as evidence of each lease of Real Property constitute the entire agreement with the landlord in question. All easements, rights-of-way and other rights appurtenant to, or which are necessary for the Seller's current (through the Closing Date) use of, any Real Property which is material to the Seller's Business are valid and in full force and effect, and the Seller has not received any notice with respect to the termination or breach of any of such rights. Each parcel of Real Property which is material to the Seller's Business, any improvements constructed thereon and their current use conform in all material respects to (a) all applicable legal requirements, including zoning requirements and the Americans with Disabilities Act, and (b) all restrictive covenants, if any, or other encumbrances affecting all or part of such parcel.

                 5.1.12 Interest in Personal Property. Schedule 2.1 contains a true and complete list and brief description of all capitalized inventory, equipment, machinery, and furniture, and other personal property of the Seller, which comprises in all material respects all personal property presently used by the Seller in the ordinary course of its business, all such personal property is free and clear of title defects, Liens (other than Permitted Liens and those Liens described in Schedule 5.1.5) and objections, of any nature whatsoever, and the Seller has good and marketable title thereto. The Seller's interest in all other personal property used in the ordinary course of the Seller's Business which is material to the Seller's Business will be conveyed to the Buyer when the Buyer takes possession of the Assets upon the Closing. All such inventory, equipment, machinery, furniture and other personal property described in this Section 5.1.12 are in safe, fully operable condition, normal wear and tear excepted.

                 5.1.13   Environmental Matters/Representations and Warranties.

                          (a)  The Seller's Business has been operated by the
Seller in compliance with, all Environmental Laws except for any noncompliance which would not result individually or in the aggregate in a Material Adverse Effect. Neither the Seller nor, to the Seller's knowledge, any third party has generated, released, stored, used, treated, handled, discharged or disposed of any Hazardous Substances at, on, under, in or about, or in any other manner materially affecting any Real Property, transported any Hazardous Substances to or from any Real Property in violation of an Environmental Law or discharged any Hazardous Substances from any Real Property into any body of water in violation of an Environmental Law. To the Seller's knowledge, no release of Hazardous Substances outside the Real Property has entered or threatens to enter the Real Property. To the Seller's knowledge, no claim or investigation by the United States Environmental Protection Agency or a similar state agency, based on Environmental Laws which relate to any Real Property or any operation on the Real Property, (i) has been asserted or conducted in the past or is currently pending against or with respect to the Seller or (ii) to the Seller's Knowledge, is threatened or contemplated.

                          (b)  To the Seller's knowledge, (i) no underground
storage tanks are currently located on any of the Real Property, (ii) no Real Property has been used since the property was leased by the Seller as a gasoline service station or any other facility for storing, pumping, dispensing, or producing gasoline or any other petroleum products or waste.

                          (c)  The Seller will provide the Buyer with complete
and correct copies of (i) any environmental assessments the Seller has obtained with respect to any of its paging transmitter sites, (ii) all notices or other materials in the Seller's possession that were received from any governmental authority having the power to administer or enforce any Environmental Laws relating to current or past ownership, use or operation of Real Property or activities at the Real Property and (iii) all materials in the Seller's possession relating to any claims, allegations, or actions by any private third party under any Environmental Law which would materially affect this Agreement.

                 5.1.14 Contracts. Schedule 5.1.14 attached hereto describes all currently effective material contracts, oral or written, to which the Seller is a party and which (i) relate to a reseller contract involving more than 250 paging units or a direct contract involving more than 50 paging units,
(ii) involve the payment of more than $15,000, (iii) have a duration of more than one year after the Closing Date, (iv) are financing documents, or (v) are not for the purchase, sale or license of goods or services in the ordinary course of business consistent with past practice. True and complete copies of all such contracts have been provided to the Buyer. Neither the Seller nor, to the Seller's knowledge, any other party to any such contract is in material default in the performance of, or is not in compliance with any material provision of any such contract relating to the Seller's Business. The Seller has no intention, and has no knowledge of any intention by any other party, not to perform its obligations under any such contract.

                 5.1.15 Transferability of Contract Rights. Except as set forth on Schedule 5.1.15, the Seller has the right to assign all material leases, accounts receivable, and other contractual rights of the Seller set forth on Schedules 5.1.11 and 5.1.14. Except as set forth on Schedule 5.1.15, neither the assignment of such rights nor the consummation of the Transaction contemplated by this Agreement would give any party to a contract listed on
Schedule 5.1.14 the right to terminate or alter the terms of such contract. The Seller shall use reasonable efforts to obtain, on or before the Closing Date, the right to assign the items set forth on Schedule 5.1.15

                 5.1.16 Personnel Benefits; Bonuses. Schedule 5.1.16 attached hereto comprises a complete and correct list of: (a) all contractual employment, bonus, welfare benefit (as that term is defined in the Employee Retirement Income Security Act ("ERISA")), percentage compensation, contracts or agreements with directors, officers, shareholders or employees, collective bargaining or consulting agreements, to which the Seller is a party or is subject, (ii) the names and current compensation rates and planned increases in compensation for 1996 of all salaried employees of the Seller who are eligible to become Transferred Employees pursuant to Article 7 hereof, (iii) the wage rates for the non-salaried employees of the Seller by classification, and (iv) all group insurance programs in effect for employees of the Seller. Schedule
5.1.16 sets forth a listing of all bonuses paid to management employees of the Seller in calendar year 1995 who are eligible to become transferred Employees hereunder and all bonuses in excess of $1,000 per individual paid to other employees of the Seller in calendar year 1995 who are eligible to become Transferred Employees hereunder.

                 5.1.17   Assets.   (a) The Assets (as set forth in Section
2.1) include all assets and properties necessary to operate the Seller's Business in all material respects in the manner it has been operated prior to the date hereof and prior to the Closing Date.

                          (b)     The Seller shall deliver to the Buyer, on or
before the Closing Date, a true and complete list of the Subscribers and the number and type (digital, alpha, etc.) of pagers in service on the Seller's system as of the Closing Date. All of such pagers shall be operating pursuant to valid and binding rental and/or service agreements with the Seller or its agents and representatives.

                 5.1.18   Transactions with Affiliates.  Except as set forth on
Schedule 5.1.18, there are no transactions, contracts, understanding or agreements ("Affiliated Transactions") of any kind between the Seller and any Affiliate of Seller.

                 5.1.19 Absence of Certain Changes or Events. From December 31, 1994 to the date hereof, except as disclosed in the Financial Statements or as to matters relating to the bankruptcy and plan of reorganization of the Seller or as otherwise consented to in writing by the Buyer, the Seller's Business has been operated only in the ordinary course (except as expressly contemplated by this Agreement), and there has not been any:

                          (a)  Material Adverse Change;

                          (b)  sale, assignment or transfer, other than in the
ordinary course of business and consistent with past practice, of any of the Assets, which Assets are material individually or in the aggregate to the Seller;

                          (c)  acquisition by merger, consolidation with,
purchase of substantially all of the assets or capital stock of, or any other acquisition of any material assets or business of, any corporation, partnership, association or other business organization or division thereof;

                          (d)  change in accounting methods or practices by the
Seller, except as required by GAAP;

                          (e)  entry into, or termination, amendment or
modification of, any contract, agreement, commitment, transaction, License, permit or other instrument (including, without limitation, any borrowing, capital expenditure, capital contribution or capital financing) which is or was material to the Seller's Business; or

                          (f)  agreement by the Seller to do any of the
foregoing.

                          (g)  any action taken by Seller that, if taken after
the date hereof, would constitute a breach of any of the covenants set forth in
Section 6.7.

         5.2     REPRESENTATIONS AND WARRANTIES OF THE BUYER.

         As of the date hereof and as of the Closing Date (unless another date or period of time for a representation or warranty is specifically stated herein), the Buyer represents and warrants to the Seller as set forth below:

                 5.2.1 Qualification of the Buyer. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all requisite corporate power and authority to own and operate its business as it currently is being conducted, to own and lease the properties and assets owned or leased by it and to enter into this Agreement and perform the obligations hereunder. The Buyer is licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

                 5.2.2 Authorization and Validity of Agreement. The execution, delivery and performance by the Buyer of this Agreement, the Closing Documents, and the other agreements, certificates, documents, and instruments contemplated hereby or referred to herein and the consummation by it of the Transaction contemplated hereby have been duly authorized by all necessary corporate action of the Buyer. This Agreement has been duly executed and delivered by the Buyer and, assuming the due authorization, execution, and delivery hereof by the Seller, is a legal, valid and binding obligation of the Seller, enforceable against the Buyer, in accordance with its terms, except as and to the extent such enforceability may be subject to bankruptcy or similar laws affecting creditors rights.

                 5.2.3 No Violation of Law; No Approvals or Notices Required; No Conflict with Instruments to which the Buyer is a Party. The Buyer has complied with and is currently in compliance in all material respects with all laws, rules, regulations, ordinances, decrees, judgments, and orders (collectively, "Laws") applicable to the operation of its business and the ownership of its assets. The execution, delivery and performance by the Buyer of this Agreement and the consummation by it of the Transaction contemplated hereby: (i) will not violate (with or without the giving of notice or lapse of time or both) any Law applicable to the Buyer or its business, except for violations that would not, individually or in the aggregate, have a material adverse effect on the Buyer's business; (ii) will not be in conflict with, or result in the breach of, or constitute a default under, or cause acceleration of the maturity of amounts outstanding or other obligations pursuant to, or require the consent of or give rise to any rights of first refusal of any third party under, any agreement or other instrument to which the Buyer is a party or by which its properties or business is bound or affected; (iii) will not require any consent or approval of, or filing or notice to, any governmental or regulatory authority under any Law applicable to the Buyer or its business, except for (a) the Assignment Applications and other notice filings at the PUC's in the states as set forth on Schedule 5.1.3 hereof, (b) filing under the Antitrust Improvements Act, and (c) any consent, approval, filing or notice that would not, if not given or made, individually or in the aggregate, have a material adverse effect on the Buyer's business; and (iv) will not violate any provision of the charter or bylaws of the Buyer.

                 5.2.4 Litigation. There is no litigation, claim, action, suit, proceeding or governmental investigation pending or, to the Buyer's knowledge, threatened against the Buyer which (i) could reasonably be expected to have, individually or in the aggregate with all such other litigation, claims, actions, suits, proceedings and governmental investigations, a material adverse effect on the Buyer's business or (ii) seeks to restrain or enjoin the consummation of the Transaction. The Buyer is not in violation of any term of any judgment, decree, injunction or order outstanding against it, which violation could reasonably be expected to have, individually or in the aggregate with all such other violations, a material adverse effect on the Buyer's business.

                 5.2.5 Qualification. The Buyer is fully qualified under the Communications Act of 1934, as amended, and all FCC rules and regulations, to be the licensee of the Seller's Business. The Buyer has not taken, and will not take, any knowing or voluntary action to render the Buyer disqualified under the FCC's rules and regulations to purchase the Assets on the Closing Date. There are no actions pending or, to the Buyer's knowledge, threatened against the Buyer or any director or officer of the Buyer that challenge the qualifications of the Buyer to hold the Licenses.

                 5.2.6 Financial Capabilities. The Buyer has the financial ability to consummate the Transaction, and has uncommitted cash or cash equivalents or commitments from financial institutions or its shareholders for funds in amounts equal to or greater than the Purchase Price.

                                   ARTICLE 6
                            CONDUCT PRIOR TO CLOSING

         6.1     FILING OF ASSIGNMENT APPLICATIONS.

         As soon as practicable but in no event later than ten (10) business days after the date hereof, unless a later date is agreed upon by the parties, the Buyer and the Seller shall join in and file the Assignment Applications with the FCC, any PUC and any similar applications required by other agencies. The parties will cooperate and use best efforts to prosecute such applications diligently and expeditiously to a favorable conclusion. The Seller and the Buyer mutually agree to provide, in a timely manner, whatever additional information the FCC, any PUC or other agency may request in processing such applications.

         6.2     ANTITRUST LAWS AND THE SELLER.

         The Seller will, or will cause its "ultimate parent" to, timely and promptly make all filings which are required under the Antitrust Improvements Act. The Seller will furnish to the Buyer such information and assistance as the Buyer may reasonably request in connection with its preparation of necessary filings or submissions to any governmental agency, including, without limitation, any filings necessary under the provisions of the Antitrust Improvements Act. The Seller will supply the Buyer with a copy of any correspondence, filing or communication (or memorandum setting for the substance thereof) between the Seller or its "ultimate parent" or their respective representatives, on the one hand, and the FTC, the DOJ or any other governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement or the Transaction contemplated hereby to the extent that any such correspondence, filing, communication or memorandum is required by the Buyer to meet its obligations under the Antitrust Improvements Act.

         6.3     ANTITRUST LAWS AND THE BUYER.

         The Buyer will, or will cause its "ultimate parent" to, timely and promptly make all filings which are required under the Antitrust Improvements Act. The Buyer will furnish to the Seller such information and assistance as the Seller may reasonably request in connection with its preparation of necessary filings or submissions to any governmental agency, including, without limitation, any filings necessary under the provisions of the Antitrust Improvements Act. The Buyer will supply the Seller with a copy of any correspondence, filing or communication (or memorandum setting for the substance thereof) between the Buyer or its "ultimate parent" or their respective representatives, on the one hand, and the FTC, the DOJ or any other governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement or the Transaction contemplated hereby to the extent that any such correspondence, filing, communication or memorandum is required by the Seller to meet its obligations under the Antitrust Improvements Act.

         6.4     ACCESS TO INFORMATION CONCERNING SELLER'S BUSINESS.

         Prior to the Closing Date, the Seller shall, upon reasonable request, afford to the Buyer, its counsel, accountants and other authorized representatives, reasonable access during normal business hours to all plants, properties, books, accounts, contracts, documents, and records of the Seller to the extent they relate to the Seller's Business, the Assets or the Transaction in order that they may have the opportunity to make such reasonable investigations as they shall desire to make of the affairs of the Seller's Business. The Seller will furnish to the Buyer such existing data and information concerning the Seller's Business, finances and properties that the Buyer may reasonably request and such additional existing financial, operating data and billing information as the Buyer shall from time to time reasonably request to facilitate the efficient transfer of billing and other accounting and management functions. Prior to Closing, the Seller will afford the Buyer with reasonable access to the vendors, employees, and officers of the Seller and the Subsidiaries and will otherwise cooperate in all measures reasonably necessary to ensure the uninterrupted continuation of the business under Buyer's control after the Closing, provided that the Buyer will give the Seller reasonable notice prior to the Buyer's contacting any vendor, employee, or officer. At the request of the Buyer for a period of two years after the Closing Date, the Seller shall provide to the Buyer any historical financial information requested by the Buyer concerning the Seller and the Subsidiaries and in the possession of the Seller, and shall cooperate with the Buyer and assist the Buyer, at the Buyer's reasonable request and at the Buyer's expense, in preparing any such financial information that is not in the possession of the Seller, in each case to permit the Buyer (or an affiliate of the Buyer) to meet any requirements that are or may become applicable to the Buyer (or such affiliate) under the Securities Act of

1933, as amended, and/or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under such acts, and/or any other Law.

         6.5     CONFIDENTIALITY.

                 (a) The Buyer agrees that it will, and will cause its associates, affiliates, officers, other personnel and authorized representatives to, hold in strictest confidence all Confidential Information, and will not, and will ensure that such other persons do not, disclose such information to others without the prior written consent of the Seller; provided that the Buyer and such other persons may provide such data and information (i) to lenders, subject to the same requirements of confidentiality as set forth in this Agreement; or (ii) which is legally required to be furnished, and provided that the Buyer or such other person, as the case may be, notifies the Seller in advance of its obligation to provide such confidential information and fully cooperates with the Seller to protect the confidentiality of such data and information.

                 (b) The Seller agrees that it will, and will cause its associates, affiliates, officers, other personnel and authorized representatives to, hold in strictest confidence all confidential information related to the Buyer's business, and will not, and will ensure that such other persons do not, disclose such information to others without the prior written consent of the Buyer; provided that the Seller and such other persons may provide such data and information which is legally required to be furnished, and provided that the Seller or such other person, as the case may be, notifies the Buyer in advance of its obligation to provide such confidential information and fully cooperates with the Buyer to protect the confidentiality of such data and information.

                 (c) Notwithstanding the foregoing provisions of this Section 6.5, the parties have agreed that any press release or public announcement with respect to the Transaction will be issued at such time after the execution of the Agreement and in such manner as the Buyer shall determine after notice to the Seller.

         6.6     CONTROL OF THE SELLER'S BUSINESS.

         The Transaction contemplated by this Agreement shall not be consummated until the Closing Date. Between the date of this Agreement and the Closing Date, the Buyer and its employees or agents shall not directly or indirectly control, supervise, or direct, or attempt to control, supervise, or direct, the conduct or operation of the Seller's Business, and notwithstanding any other provision of this Agreement, such operation and conduct shall be the sole responsibility, and in the complete discretion, of the Seller; provided, however, that this Section 6.6 shall not limit the specific rights and obligations of the Buyer and the Seller set forth in this Agreement, none of which are intended to confer control of the Seller or of the Seller's Business to the Buyer.

         6.7     THE SELLER'S PRE-CLOSING COVENANTS.

         Except as otherwise consented to in writing by the Buyer, the Seller covenants that, throughout the period commencing on the date hereof and ending on the Closing Date, it shall:

                 (a) conduct the Seller's Business only in the ordinary course;

                 (b) maintain and keep its material properties, machinery and equipment used in the Seller's Business in good repair and condition in all material respects as at present, except for ordinary wear and tear;

                 (c) not enter into any agreement for the purchase, sale or other disposition, or purchase, sell or dispose of, any equipment, supplies, inventory, investments or other assets, except for sales of inventory and purchases of equipment, materials and supplies in the ordinary course of business consistent with past practices;

                 (d) consistent with its past business practices, perform all its material obligations under material contracts, leases and documents relating to or affecting the Seller's Business and, consistent with past practices, pay all Accounts Payable which become due according to their terms prior to the Closing Date;

                 (e) consistent with its past practices, use its reasonable efforts to maintain and preserve the Seller's Business including, but not limited to, maintaining and preserving the Licenses and prosecuting diligently all applications for Licenses, including any renewal applications;

                 (f) use its reasonable efforts to comply with and perform in all material respects all material obligations and duties imposed upon it by all federal, state and local laws and all rules, regulations and orders imposed by federal, state or local governmental authorities;

                 (g) maintain its existence as a corporation validly existing and in good standing under the laws of its state of incorporation;

                 (h) use its best efforts to assure, to the extent within its control, as soon as is reasonably practicable, the satisfaction of the conditions required to consummate the Transaction contemplated in this Agreement, including but not limited to, the filing and prosecution of all requests for regulatory approvals, and obtaining necessary third party consent;

                 (i) use its best efforts to obtain, as soon as practicable after the date hereof, the approvals described in Section 8.2.6 below;

                 (j) at its sole cost and expense, attempt to cure all noncompliance by the Seller with the terms and conditions of Licenses issued by the FCC, including such noncompliance as is set forth on Schedule 5.1.4(a), and pay when due all costs (including attorneys' fees), damages, liabilities, fines and penalties arising out of such noncompliance; and

                 (k) promptly notify the Buyer upon the Seller's knowledge thereof of any fact, event, circumstance, or action
                          (i) which, if known on the date hereof would have been required to be disclosed to the Buyer, or (ii) the existence or occurrence of which would cause any of the Seller's representations or warranties not to be correct and complete in any material respect.

         6.8     THE BUYER'S PRE-CLOSING COVENANTS.

         Except as otherwise consented to in writing by the Seller, the Buyer covenants that, throughout the period commencing on the date hereof and ending on the Closing Date, it shall:

                 (a) consistent with its past practices, use its reasonable efforts to maintain and preserve its business;

                 (b) maintain its existence as a corporation validly existing and in good standing under the laws of its state of incorporation;

                 (c) use its best efforts to assure, to the extent within its control, as soon as is reasonably practicable, the satisfaction of the conditions required to consummate the Transaction contemplated in this Agreement, including but not limited to, the filing and prosecution of all requests for regulatory approvals, and obtaining necessary third party consent; and

                 (d) use its best efforts to obtain, as soon as practicable after the date hereof, the approvals described in Section 8.2.6 below.

         6.9     NO SOLICITATION OF OFFERS.

         The Seller covenants that following the date hereof will not (i) solicit or encourage in any manner any discussion with, or furnish or cause to be furnished any information to, any person other than the Buyer with respect to the sale of the Seller's Business, except as either party would be permitted to disclose such information under the provisions of Section 6.5 hereof, (ii) negotiate for or otherwise pursue the sale of all or substantially all of the Assets or any portion of the Seller's Business, or (iii) merge the Seller into another corporation or cause any other business combination of the Seller's Business with any other party. Notwithstanding the foregoing, the Seller may not enter into a definitive agreement to transfer the Assets or any portion of the Seller's Business to any third party until and unless this Agreement has been terminated pursuant to Article 9 hereof.

         6.10    RISK OF LOSS.

         The Seller will bear the risk of loss or damage to the Assets resulting from fire, theft, or other casualty at all times prior to Closing.
If any such loss or damage is so substantial as to prevent normal operation of any material portion of the Seller's Business or the replacement or restoration of the lost or damaged material Asset within 30 days after the occurrence of the event resulting in such loss or damage, the Seller will immediately notify the Buyer and the Buyer, at any time within 10 days after receipt of such notice, may elect by written notice to the Seller either (a) to waive such defect and proceed toward consummation of the acquisition of the Assets in accordance with the terms hereof, or (b) terminate this Agreement. If the Buyer elects to so terminate this Agreement, the Buyer and the Seller will be discharged of any and all obligations hereunder, except those under Section 6.5 and Article 9 hereof. If the Buyer elects to consummate the Transaction contemplated by this Agreement, there will be no separate adjustment in the Purchase Price related to such loss or damage but all insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage will be delivered by the Seller to the Buyer, or the rights to such proceeds will be assigned by the Seller to the Buyer and the Seller will pay to the Buyer (or the Buyer may withhold from the Purchase Price) an amount equal to any deductible amount charged to the Seller against the proceeds due for such loss.

                                   ARTICLE 7
             COVENANTS RELATING TO EMPLOYMENT AND EMPLOYEE MATTERS

         7.1     OFFER OF EMPLOYMENT.

         The Buyer shall make an offer of ongoing employment to the persons selected by the Buyer on or before the Closing Date. Such offer shall be for comparable employment and shall be effective as of the Closing Date under substantially the same compensation arrangements including benefits (but excluding pension plans) and with job duties located within a reasonable commuting distance of the work location to which each person was assigned prior to the Closing Date. Employees of Seller who accept said offer and become employees of the Buyer are hereinafter referred to as "Transferred Employees." Included among the Buyer's Employee Benefit Plans shall be a "group health plan" as defined in Section 5000(b)(1) of the Internal Revenue Code, which plan shall contain no exclusion or limitation with respect to any preexisting condition of any Transferred Employee or Transferred Employee's spouse or dependents provided that such Transferred Employee has been enrolled in the Seller's group health plan. For purposes of the preceding sentence, the phrase "exclusion or limitation with respect to any preexisting condition" shall have the same meaning as in Section 602(2)(D) of ERISA, except that an "exclusion or limitation with respect to any preexisting condition" which is currently applicable to such Transferred Employee or his or her spouse or dependents need not be considered by the Buyer an "exclusion or limitation with respect to any preexisting condition" for such purposes.

         7.2     WAGE AND WITHHOLDING REPORTING OBLIGATIONS.

         The Seller and the Buyer agree that, pursuant to the "Alternative Procedure" provided in Section 5 of Revenue Procedure 84-77, 1984-2 C.B. 753, with respect to filing and furnishing forms W-2, W-3, and 941, (a) the Seller and the Buyer shall each report on a predecessor-successor basis as set forth therein, (b) the Seller shall be relieved from furnishing Forms W-2 to the Transferred Employees, and (c) the Buyer shall assume the obligations of the Seller to furnish Forms W-2 to the Transferred Employees (without regard to the actual length of employment with the Buyer) for the full calendar year in which the Closing occurs. The Seller shall fully cooperate with the Buyer to allow it to fulfill its obligations hereunder.

                                   ARTICLE 8
                              CONDITIONS PRECEDENT

         8.1     CONDITIONS PRECEDENT TO OBLIGATIONS OF PARTIES.

         The respective obligations of the Buyer, on the one hand, and the Seller, on the other, to consummate the Transaction to be consummated at Closing are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

                 8.1.1 No Injunction, Etc. No preliminary or permanent injunction or other order shall have been issued by any federal or state court of competent jurisdiction in the United States or by any United States federal or state governmental or regulatory body nor any statute, rule, regulation or executive order promulgated or enacted by any United States federal or state governmental authority which restrains, enjoins or otherwise prohibits the Transaction contemplated hereby and shall remain in effect.

                 8.1.2 FCC and Other Approvals. The FCC, and if required, any PUC, shall have granted its consent and approval to the assignment or transfer of the Licenses from Seller to the Buyer. This condition shall be deemed to be satisfied once all such consents and approvals have become Final Orders.

                 8.1.3 Antitrust Improvements Act. Any waiting period under the Antitrust Improvements Act applicable to the consummation of the Transaction contemplated hereby shall have expired.

                 8.1.4 No Proceeding or Litigation. No suit, action or proceeding before any court or any governmental or regulatory authority shall have been commenced and be pending by any governmental or regulatory authority, no investigation by any governmental or regulatory authority shall have been commenced and be pending, against any of the parties hereto or any of their affiliates, associates, officers or directors seeking to restrain, prevent or change in any material respect the Transaction contemplated hereby or seeking material damages in connection with any such Transaction.

         8.2     CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER.

         In addition to the conditions set forth in Section 8.1, the obligations of the Buyer to consummate the Transaction to be consummated at the Closing are subject to the satisfaction, at or prior to the Closing Date, of each of the additional conditions set forth below:

                 8.2.1 Accuracy of Representations and Warranties. The representations and warranties of the Seller and the Stockholders contained herein shall be deemed made again at

Closing and shall be true in all material respects at and as of the Closing Date, shall be deemed made again at and as of the Closing Date and be true in all material respects as so made again.

                 8.2.2 Performance of Agreements. Each of the Seller and the Stockholders shall have performed in all material respects, all obligations and agreements, and complied in all material respects with all covenants and conditions contained in this Agreement, to be performed or complied with by it prior to or at the Closing Date.

                 8.2.3 Certificates. The Buyer shall have received a certificate of the Seller, dated the Closing Date, signed by the President or any authorized Vice President of the Seller, to the effect that, to the best of the knowledge, information and belief of such officer, the conditions specified in Section 8.2.1 and Section 8.2.2 have been satisfied.

                 8.2.4 Opinion of Counsel for the Seller. The Buyer shall have received an opinion of the Seller's counsel and the Seller's FCC Counsel, in each case dated the Closing Date, addressed to the Buyer and in each case in a form substantially as provided in Schedule 8.2.4.

                 8.2.5 Other Deliveries. The Seller shall have delivered to the Buyer at the Closing the following:

                          (a) a certificate of incumbency for the officers executing documents on behalf of the Seller and certified copies of the resolutions duly adopted by the directors of the Seller, and signed by the Secretary or Assistant Secretary, each authorizing the Transaction contemplated by this Agreement;

                          (b) a certificate of the Secretary or Assistant Secretary certifying the resolutions referred to in Section 8.2.5(a) have not been rescinded, modified, or withdrawn and that such resolutions are in full force and effect as of the Closing Date;

                          (c) accurate and complete copies of all Licenses listed on Schedule 5.1.4(b) and all Licenses acquired after the date hereof and prior to the Closing;

                          (d) evidence satisfactory to Buyer of the release of any and all Liens not constituting Permitted Liens; and

                          (e) such further certificates and documents evidencing consummation by the Seller of the transactions contemplated hereby as the Buyer shall reasonably request.

                 8.2.6 Consents and Filings. The Seller shall have made each of the notice filings described in clause (iii) (a) of Section 5.1.3.

                 8.2.7 Pagers in Service. The Seller shall have at least 100,000 Subscribers as of the Closing Date.

                 8.2.8 Audited Financial Statement for 1995. The Seller shall have delivered to the Buyer a true and complete copy of the audited balance sheets of the Seller as of December 31, 1995 and related consolidated statements of operations and cash flow, which statements shall be true and complete in all material respects and shall present fairly in accordance with GAAP the financial position and results of operations and cash flows of the Seller as of the date and for the period set forth therein.

         8.3 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER AND THE STOCKHOLDERS.

         In addition to the conditions set forth in Section 8.1, the obligations of the Seller and the Stockholders to consummate the Transaction to be consummated at the Closing are subject to the satisfaction, at or prior to the Closing Date, of each of the additional conditions set forth below.

                 8.3.1 Accuracy of Representations and Warranties. The representations and warranties of the Buyer contained herein shall be deemed made again at Closing and shall be true in all material respects at and as of the Closing Date, shall be deemed made again at and as of the Closing Date and be true in all material respects as so made again.

                 8.3.2 Performance of Agreements. The Buyer shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement, to be performed or complied with by it prior to or at the Closing Date.

                 8.3.3 Payment of Estimated Purchase Price. The Seller shall have received satisfactory evidence of consummation of a bank wire transfer to an account designated by the Seller in an amount equal to the unpaid Purchase Price and the Preliminary Working Capital Adjustment due upon Closing.

                 8.3.4 Opinion of Counsel for the Buyer. The Seller shall have received an opinion of the Buyer's Counsel, dated the Closing Date, in a form substantially as provided in Schedule 8.3.4.

                 8.3.5 Other Deliveries. The Buyer shall have delivered to the Seller at the Closing the following:

                          (a) a certificate of incumbency for the officers executing the documents on behalf of the Buyer and certified copies of the resolutions duly adopted by the directors of the Buyer, and signed by the Secretary or Assistant Secretary, each authorizing the Transaction contemplated by this Agreement;

                          (b) a certificate of the Secretary or Assistant Secretary certifying that the resolutions referred to in Section 8.3.5(a) have not been rescinded, modified or withdrawn and that such resolutions are in full force and effect as of the Closing Date; and

                          (c) such further certificates and documents evidencing the consummation by the Buyer of the transactions contemplated hereby as the Seller shall reasonably request.

         8.4     WAIVER OF CONDITIONS.

         The Buyer, in its discretion, may waive, in whole or in part, at or prior to the Closing Date, the failure of satisfaction of any of the conditions precedent to its obligations set forth herein. The Seller may, in its discretion, waive, in whole or in part, at or prior to the Closing Date, the failure of satisfaction of any of the conditions precedent to its obligations set forth herein. No such waiver by the Buyer or the Seller shall be effective unless made in writing.

                                   ARTICLE 9
                            TERMINATION AND DEFAULT

         9.1     GENERAL.

         This Agreement may be terminated and the Transaction contemplated hereby may be abandoned at any time, but not later than the Closing Date, as set forth below.

                 9.1.1 Mutual Consent. This Agreement may be terminated by the mutual consent of the Buyer and the Seller.

                 9.1.2 Order or Decree. This Agreement may be terminated by the Seller or the Buyer, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Transaction contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable.

                 9.1.3    Failure of Conditions.

                 (a)  The Agreement may be terminated by the Seller upon five
(5) days written notice to the Buyer, in the event that any of the conditions precedent to the Seller's obligations set forth in Section 8.1 and Section 8.3 with respect to the Buyer are not satisfied at or during the respective times therein indicated (other than by reason of the material breach by such terminating party of any of its representations, warranties, covenants, or agreements set forth herein) and such conditions are not either (i) cured by the Buyer within five (5) days after the Seller gives the Buyer such notice, or
(ii) waived by the Seller at or prior to the Closing Date.

                 (b)  This Agreement may be terminated by the Buyer upon five
(5) days written notice to the Seller, in the event that any of the conditions precedent to the Buyer's obligations set forth in Section 8.1 and Section 8.2 with respect to the Seller are not satisfied at or during the respective times therein indicated (other than by reason of the material breach by such terminating party of any of its representations, warranties, covenants, or agreements set forth herein) and such conditions are not either (i) cured by the Seller within five (5) days after the Buyer gives the Seller such notice, or (ii) waived by the Buyer at or prior to the Closing Date.

                 9.1.4 Casualty Loss. This Agreement may be terminated by the Buyer as set forth in Section 6.10.

         9.2     PROCEDURE UPON TERMINATION.

         In the event of the termination and abandonment of this Agreement, written notice thereof shall promptly be given to the other parties hereto and this Agreement shall terminate, all further obligations of the parties hereunder to satisfy the conditions precedent to the Closing shall terminate, and the Transaction contemplated hereby shall be abandoned without further action by any of the parties hereto except that Section 6.5 (Confidentiality) shall survive such termination or abandonment.

         9.3     EFFECT OF TERMINATION.

         Nothing in this Article 9 shall relieve any party hereto of any liability for breach of this Agreement.

         9.4     DISPOSITION OF FIRST DEPOSIT UPON TERMINATION.

         If this Agreement is terminated by reason of a material breach by the Buyer of its obligations hereunder, the Buyer and the Seller shall promptly thereafter execute and deliver written instructions directing the Escrow Agent (as defined in the Escrow Agreement) to disburse the First Deposit to the Seller. If this Agreement is terminated for any reason other than a material breach by the Buyer of its obligations hereunder, the Buyer and the Seller shall promptly thereafter execute and deliver written instructions directing the Escrow Agent to disburse the First Deposit to the Buyer.

                                   ARTICLE 10
                           POST-CLOSING TRANSACTIONS

         10.1    TRANSITION.

         The Seller and the Stockholders shall cooperate with the Buyer and agree to use their best efforts to assist the Buyer in a smooth transition of the ownership of the Assets on the Closing Date, including the preservation of the continued services of the employees of the Seller that the Buyer wishes to retain and the preservation for the Buyer of the goodwill of the Seller's suppliers, customers and others having business relations with the Seller.

         10.2    ACCESS TO BOOKS AND RECORDS.

         After the Closing, the Seller shall allow representatives of the Buyer reasonable opportunity from time to time during normal business hours to inspect and copy records which pertain to the operation of the Seller's Business prior to the Closing Date and which are not transferred to the Buyer hereunder. After the Closing, the Buyer shall allow representatives of the Seller reasonable opportunity from time to time during normal business hours to inspect and copy records which pertain to the operation of the Seller's Business prior to the Closing Date and which are transferred to the Buyer hereunder.

         10.3    ASSIGNMENT AND FURTHER ASSURANCES.

         To the extent that all real property interests, contractual rights and other Assets used in the Seller's Business are not effectually transferred at Closing to the Buyer, the Seller will take all reasonably necessary action to effectuate such assignments. In the event the Seller is unable to obtain any consent to assignment or otherwise is not reasonably able to effectuate such assignments (including, but not limited to, the assignment of those contracts listed on Schedule 5.1.15), the Seller shall take reasonable action necessary to give the Buyer the substantial benefit of such property interests, contractual rights, or other Assets. The Seller will take all reasonably necessary action to effectuate the assignment and transfer to the Buyer of the additional paging subscribers (if any) as and when the Buyer may be able to obtain them pursuant to an order for specific performance in the Tel-Air Litigation, as described in Section 4.6.

         10.4    NON-COMPETITION AND NON-INTERFERENCE.

                 (a) The following terms when used in this Section 10.4 shall have the following meanings:

                          "Competitor" means a business whose primary business
is providing one-way paging services to tone only, numeric or alphanumeric display pocket pagers of a type curently marketed by the Seller, and shall not include businesses engaged primarily in cellular radio, personal communications services or specialized mobile radio or business radio licensees which offer such one-way paging services ancillary to their primary service offerings.

                          "Directly or Indirectly" shall mean directly, or
through intervening corporations, trusts, partnerships, or other entities and for such purpose, the interests of an immediate family member of a Stockholder shall be attributed to the Stockholder.

                          "Restricted Territory" shall mean the area in which
the Seller is currently provide a paging signal through the facilities authorized under the Licenses.

                 (b) As a further inducement to the Buyer to enter into this Agreement, each of the Stockholders agrees that he shall not, for a period of two years after the Closing, directly or indirectly become a substantial partner, substantial shareholder, chief executive or chief operating officer, general manager, managing director or managing member of any Competitor doing business in the Restricted Territory; provided, however, that employment by a Competitor doing business in the Restricted Territory shall not be prohibited so long as the Stockholder is not involved in any of the Competitor's operations within the Restricted Territory and provided further that activities related to Stockholders' operation of the Tel-Air assets pursuant to an order of specific performance as described in Section 4.6 shall not be prohibited hereunder.

                 (c) The Stockholders shall not, Directly or Indirectly, for themselves or on behalf of any other person induce or attempt to induce any Transferred Employee to leave his or her employment with the Buyer at any time within two (2) years from the Closing Date.

                 (d) The Stockholders further covenant and agree that they will not, at any time after the Closing, Directly or Indirectly, for whatever reason, within two (2) years after the Closing Date (i) interfere with any of the Seller's Business or its existing or potential contracts or relationships with any affiliate, employee, officer, director or any independent contractor whether or not the person is employed by or associated with the Seller on the Closing Date or at any time thereafter; (ii) interfere with the continuance of supplies to the Seller's Business (or the terms relating to such supplies), from any suppliers who have been supplying goods, materials or services to the Seller at any time during the last five years prior to the date of this Agreement; or (iii) interfere with the Seller's Business or its existing or potential contracts or relationships with any independent contractor, customer, client or consultant of the Seller, or any person who is a bona fide or prospective independent contractor, customer, client or consultant thereof.

                 (e) The Stockholders acknowledge that in view of the nature of the Seller's Business and the business objectives of the Buyer in acquiring it, and the consideration paid to the Seller there for, the foregoing territorial and time limitations are reasonable and properly required for the adequate protection of the Buyer and that in the event that any such territorial or time limitation is deemed to be unreasonable and is then reduced by a court of competent jurisdiction, then, as reduced, the territorial and/or time limitation shall be enforced.

                 (f) The Stockholders further acknowledge that the remedy at law for any breach by them of the agreements contained in this Section 10.4 will be inadequate and that the Buyer will be entitled to seek injunctive relief without being required to prove actual damages or post bond. This
Section 10.4 constitutes an independent and severable covenant and if any or all of the provisions of this Section 10.4 are held to be unenforceable for any reason whatsoever, it will not in any way invalidate or affect the remainder of this Agreement which will remain in full force and effect.


         10.5    CONFIDENTIALITY OF CUSTOMER LISTS.

         All documents and computer files containing the names and addresses of the paging customers of the Seller shall become Buyer's property as of the Closing, and all copies thereof shall be turned over to the Buyer, and shall not be retained or used in whole or part by the Seller, or any of its affiliates after the Closing.

                                   ARTICLE 11
                          INDEMNIFICATION AND SURVIVAL

         11.1    INDEMNIFICATION BY THE SELLER.

         Satellite, Message Network and the Stockholders shall, jointly and severally, indemnify and hold harmless the Buyer from and against any and all claims, losses, damages, liabilities and expenses (including, without limitation, settlement costs and any legal, accounting and other expenses for investigating or defending any actions or threatened actions) ("Damages") incurred by the Buyer, in connection with each and all of the following:

                 (a) Any breach of any representation or warranty made by Seller or the Stockholders in this Agreement (unless waived in writing by the Buyer prior to the Closing);

                 (b) The breach of any covenant, agreement or obligation of the Seller or the Stockholders contained in this Agreement or any other certificate or document delivered pursuant to this Agreement (unless waived in writing by the Buyer prior to the Closing);

                 (c) Claims arising out of the operation of the Seller's Business before Closing;

                 (d) Costs and damages arising out of that litigation described on Schedule 5.1.7;

                 (e) The failure of the Seller to obtain the protection afforded by compliance with the notification requirements of the Bulk Sales Laws in force in the jurisdictions in which such laws may be applicable to either the Seller or the Transaction contemplated by this Agreement. The Seller covenants and agrees to pay and discharge, in due course, all claims of creditors which may be asserted against the Buyer by reason of such noncompliance, to the extent, and in the respective dollar amounts, if any, that such liabilities or obligations are not assumed by the Buyer under this Agreement; and the Seller shall indemnify the Buyer against and hold it harmless with respect to any losses suffered by the Buyer by reason of the failure of the Seller to pay or discharge such claims;

                 (f) Costs (including reasonable attorneys' fees), damages, liabilities, fines and penalties arising out of any noncompliance by the Seller with the terms and conditions of Licenses issued by the FCC, including such noncompliance as is set forth on Schedule 5.1.4(a); and

                 (g)      any Excluded Liability.

         11.2    INDEMNIFICATION BY THE BUYER.

         Except as otherwise set forth herein, the Buyer shall indemnify and hold harmless the Seller in respect of any and all Damages reasonably incurred by the Seller, in connection with each and all of the following:

                 (a) Any breach of any representation or warranty made by the Buyer in this Agreement (unless waived in writing by the Seller prior to the Closing);

                 (b) The breach of any covenant, agreement or obligation of the Buyer contained in this Agreement or any other instrument contemplated by this Agreement (unless waived in writing by the Seller prior to the Closing);

                 (c) any claim arising out of the operation of the Assets after Closing; and

                 (d)      any Assumed Liabilities.

         11.3    CLAIMS FOR INDEMNIFICATION.

         Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "indemnified party") shall promptly notify the other party (the "indemnifying party") of the claim and, when known, the facts constituting the basis for such claim In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the indemnifying party shall specify, if known, the amount of the liability arising therefrom. The indemnified party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder, without the prior written consent of the indemnifying party (which shall not be unreasonably withheld) unless suit shall have been entered against it and the indemnifying party shall not have taken control of such suit after notification thereof as provided in this Section 11.3.

         11.4    DEFENSE BY INDEMNIFYING PARTY.

         In connection with any claim giving rise to a right of indemnification hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the indemnifying party at its sole cost and expense may, upon written notice to the indemnified party assume the defense of any such claim or legal proceeding if it acknowledges to the indemnified party in writing its obligations to indemnify the indemnified party with respect to all elements of such claim. The indemnified party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the indemnifying party does not assume the defense of any such claim or litigation resulting therefrom, (a) the indemnified party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as the indemnified party may deem appropriate, and (b) the indemnifying party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the indemnifying party thereafter seeks to question the manner in which the indemnified party defended such third party claim or the amount or nature of any such settlement, the indemnifying party shall have the burden to prove by a preponderance of the evidence that the indemnified party did not defend or settle such third party claim in a reasonably prudent manner.

         11.5    MANNER OF INDEMNIFICATION.

Subject to Section 11.4 above, the obligations of the indemnifying party hereunder shall be effected by payment of cash or delivery of a certified or cashier's check in the amount of the indemnification liability. If the Buyer is the indemnified party under this Article 11, the Buyer shall recover the amount of its Damages from the Second Deposit in accordance with the terms of the Escrow Agreement before seeking any recovery from the Seller or the Stockholders, and the Buyer and the Seller shall promptly execute and deliver to the Escrow Agent written instructions directing the Escrow Agent to disburse to the Buyer a portion of the Second Deposit in the amount of the Buyer's Damages.

         11.6    SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         All covenants and obligations contained in this Agreement or in any other certificate or document delivered pursuant to this Agreement shall survive the Closing. All representations and warranties contained in this Agreement or in any other certificate or document delivered pursuant to this Agreement shall survive the Closing for a period of two (2) years, except that all representations and warranties as to tax matters shall survive for the period of the applicable statute of limitations. The waiver of any condition, other than as provided by Section 8.4, based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement, or other remedy based upon such representations, warranties, covenants or obligations.

         11.7    LIMITATION OF LIABILITY.

         (a)  Except in connection with a breach of the covenant set forth in
Section 6.7(j) or the indemnification provided for by Section 11.1(f), the indemnified party shall have no right to indemnification unless the amount of the Damages for which claims may be made exceeds $50,000 (individually or in the aggregate), but if the Damages do exceed such amount, then the indemnified party shall be entitled to indemnification for the full claim(s). The preceding sentence shall not be applicable to the obligations to pay the Purchase Price or the adjustments to the Purchase Price set forth in Article 4. The aggregate amount of any Stockholder's liability to Buyer for indemnification under this Article 11 shall not exceed the product resulting from the multiplication of the aggregate of the Purchase Price as adjusted by such Stockholder's percentage ownership interest in Seller as set forth in
Schedule 11.7, plus attorneys' fees and expenses to which Buyer would be entitled under this Agreement.

         (b) The Seller shall not make any claims for Damages, indemnification or otherwise against the Buyer except in the amount that such claims, in the aggregate, exceed the aggregate amount of the First Deposit disbursed to the Seller.

                                   ARTICLE 12
                                 MISCELLANEOUS

         12.1    BROKERS.

         Except for a fee and reasonable expenses due to Brenner Securities Corp. from the Seller, the Transaction has been and shall be carried on by the Buyer directly with the Seller and in such manner as not to give rise to any valid claims against the Seller or the Buyer for a brokerage commission, finder's fee or other like payment and each party agrees to indemnify and hold the other harmless from and against any claims for brokerage commissions or finder's fees insofar as such claims shall be alleged to be based upon arrangements or agreements made by the indemnifying party or in its behalf. Such indemnity shall include the cost of reasonable counsel fees in connection with the defense of any such claims.

         12.2    NOTICES.

         Except as otherwise provided, all notices which are permitted or required under this Agreement shall be in writing and shall be deemed given when delivered personally, by fax, telex or telegram, or if sent by mail, five
(5) business days after being mailed by registered or certified mail, postage prepaid, or by such other method (including air courier) which provides for a signed receipt upon delivery, addressed as follows, or to such other person or address as may be designated by notice to the other party:

         If to the Buyer, to:

         Vincent D. Kelly, Chief Financial Officer
         Metrocall, Inc.
         6677 Richmond Highway
         Alexandria, Virginia  22306
         Fax Number:  (703) 768-9625

         with a copy (which shall not constitute notice) to:

         George P. Stamas, Esquire
         Piper & Marbury L.L.P.
         36 South Charles Street
         Baltimore, Maryland  21201
         Fax Number:  (410) 576-1688
         or if to the Seller before the Closing, at:

         O.R. ESTMAN, INC. D/B/A/ SATELLITE PAGING
         Two Industrial Road
         Fairfield, New Jersey  07004
         Attn:  President
         Fax Number:  (201) 227-0921

         DANA PAGING, INC. D/B/A MESSAGE NETWORK
         301 Yamato Road, Suite 4100
         Boca Raton, Florida  33431
         Attn:  President
         Fax Number:  (407) 998-0912

         or if to the Seller on or after the Closing, at:

         Mr. Bertram M. Wachtel
         1831 N.E. 65th Court
         Ft. Lauderdale, Florida  33308
         Fax Number:  (305) 493-9065

         Mr. Edward R. Davalos
         13092 Bamboo Street
         Springhill, Florida  34609
         Fax Number:  (904) 688-4204

         Mr. Kevan D. Bloomgren
         51 Alpine Trail
         Sparta, New Jersey  07871
         Fax Number:  (201) 729-3064

         with a copy (which shall not constitute notice) to:

         Lawrence J. Movshin, Esquire
         Wilkinson, Barker, Knauer & Quinn
         1735 New York Avenue, N.W.
         Washington, D.C.  20006.
         Fax Number:  (202) 783-5851

         12.3    EXPENSES OF TRANSFER.

         All transfer, documentary, recordation, sales or other taxes or fees assessed or levied in connection with the sale of the Assets shall be borne as follows: (a) by the Buyer, in the amount of the first $50,000 of such taxes and fees actually assessed or levied by any state or local jurisdictions within any state (collectively, "Transaction Taxes"), as evidenced by appropriate documentation thereof delivered to the Buyer; and (b) by the Seller, in the amount of all Transaction Taxes in excess of $50,000, in any case regardless whether Seller or Buyer is obligated for collection and remittance of the Transaction Taxes. Notwithstanding the foregoing, the Seller shall not be responsible for the payment of any Transaction Taxes assessed or levied as a result of the Buyer's failure to timely file for any exemption from Transaction Taxes available to the Buyer. The Seller shall cooperate with the Buyer in the filing for any such available exemptions. The Seller and the Buyer shall share equally the filing fees, if any, required by the FCC or any PUC. All other expenses incurred in connection with the negotiation, preparation, execution, and performance of this Agreement shall be paid by the party incurring such expenses.

         12.4    ASSIGNMENT.

         This Agreement and the Transaction contemplated herein may not be assigned or otherwise transferred, in whole or in part, by operation of law or otherwise without the prior written consent of the other party; provided however that the Buyer may assign any or all of its rights to purchase the Assets under this Agreement to a subsidiary of the Buyer but such assignment shall not release, affect or reduce in any way the Buyer's obligations to the Seller and the Stockholders hereunder.

         12.5    COUNTERPARTS.

         This Agreement may be executed in two or more counterparts, each of which when so executed and delivered, shall be an original instrument, but such counterparts together shall constitute a single agreement.

         12.6    ENTIRE AGREEMENT.

         This Agreement, including all schedules and exhibits hereto, and all certificates and documents executed and delivered in connection with this Agreement, when executed and delivered, constitute the entire agreement of the parties, superseding and extinguishing all prior agreements and understandings, representations and warranties, relating to the subject matter hereof.

         12.7    GOVERNING LAW.

         This Agreement and the rights and obligations of the parties hereunder shall be governed by the substantive laws of the State of Delaware applicable to contracts made and to be performed therein, without reference to the principles of conflicts of laws.

         12.8    HEADINGS.

         The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         12.9    SEVERABILITY.

         Any provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, provided that such invalidity or unenforceability does not deny any party the material benefits of the transaction for which it has bargained, such invalidity or unenforceability shall not affect in any way the remaining provisions hereof.

         12.10   MODIFICATION AND AMENDMENT.

         This Agreement may not be modified or amended except by written agreement specifically referring to this Agreement and signed by the parties hereto.

         12.11   WAIVER.

         No waiver of a breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

         12.12   PARTIES OBLIGATED AND BENEFITED.

         Subject to the limitations set forth below, this Agreement will be binding upon the parties hereto and their respective assignees and successors in interest and will inure solely to the benefit of such parties and their respective assigns and successors in interest, and no other person will be entitled to any of the benefits conferred by this Agreement.

         12.13   ATTORNEYS' FEES.

         In the event of any action or suit based upon or arising out of any alleged breach by any party of any representation, warranty, covenant, or agreement contained in this Agreement, the prevailing party will be entitled to recover reasonable attorneys' fees and other costs of such action or suit from the other party.

         12.14   RIGHTS TO SPECIFIC PERFORMANCE.

         The Seller acknowledges that the unique nature of the Assets to be purchased by the Buyer pursuant to this Agreement renders money damages an inadequate remedy for the breach by the Seller of its obligations under this Agreement, and the Seller agrees that in the event of such breach, the Buyer will upon proper action instituted by it, be entitled to a decree of specific performance of this Agreement in lieu of any monetary damages for such breach.

         12.15   ACTIONS.

         The parties will execute and deliver to the other, from time to time at or after the Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

         12.16   TERMS.

         Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. The word "include" and derivatives of that word are used in this Agreement in an illustrative sense rather than limiting sense.

         12.17   CONSTRUCTION.

         This Agreement has been negotiated by the parties and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting will not apply in any construction or interpretation of this Agreement.

         IN WITNESS WHEREOF, each of the Buyer, Satellite, Message Network and the Stockholders has caused this Agreement to be executed under seal individually or by its duly authorized representatives, officers or agents on the date first written above.

WITNESS:                                METROCALL, INC., a Delaware corporation, Buyer



/s/ VINCENT D. KELLY                    By:      /s/ WILLIAM L. COLLINS, III  (SEAL)
- - -----------------------                          ---------------------------



                                        Its:     Chief Executive Officer and President
                                                 -------------------------------------


WITNESS:                                O.R. ESTMAN, INC., a New Jersey corporation
                                        doing business as SATELLITE PAGING, Seller



/s/ EDWARD R. DAVALOS                   By:      /s/ KEVAN D. BLOOMGREN       (SEAL)
- - -----------------------                          -------------------------
Secretary


                                        Its:     Vice President & CFO
                                                 -------------------------

WITNESS: DANA PAGING, INC., a Florida corporation doing business as MESSAGE NETWORK, Seller



/s/ EDWARD R. DAVALOS                   By:      K. D. BLOOMGREN               (SEAL)
- - ------------------------------                   -----------------------------
Secretary


                                        Its:     Vice President & CFO
                                                 -----------------------------


WITNESS:



/s/ JUDITH WRIGHT                       /s/ BERTRAM M. WACHTEL                  (SEAL)
- - ------------------------------          ---------------------------------------
                                        BERTRAM M. WACHTEL, Stockholder


WITNESS:



K. D. BLOOMGREN                         /s/ EDWARD R. DAVALOS                (SEAL)
- - --------------------------              ------------------------------------
                                        EDWARD R. DAVALOS, Stockholder


WITNESS:



/s/ EDWARD R. DAVALOS                   /s/ K. D. BLOOMGREN                   (SEAL)
- - --------------------------              -------------------------------------
Secretary                               KEVAN D. BLOOMGREN, Stockholder